NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Strong First Quarter Earnings
LER shows improved results

ST. LOUIS (January 26, 2012) – The Laclede Group, Inc. (NYSE: LG) today reported consolidated net income for its first quarter ending December 31, 2011 totaling $25.2 million, or $1.12 diluted earnings per share, compared to $23.4 million, or $1.05 per share for the first quarter of fiscal 2011. On a non-GAAP basis, net economic earnings totaled $24.9 million, or $1.11 per share, compared to $23.4 million, or $1.05 per share, for the same quarter last year.  A chart of net economic earnings and reconciliation to GAAP follows.

Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider, generated the year-over-year increase in earnings, as LER’s ongoing cost reduction actions improved margins during the quarter.  Laclede Gas also achieved slightly higher earnings.

“The improved earnings for LER reflect our efforts to position ourselves to realize greater margins and acquire additional business through renegotiation and renewal of pipeline transportation contracts during fiscal 2011,” said Douglas H. Yaeger, chairman and chief executive officer of The Laclede Group.  “Laclede Gas Company also turned in a solid performance for the quarter as it continues its investments to achieve high levels of customer service and operating efficiencies.”

RESULTS OF OPERATIONS

Laclede Gas Company

Laclede Gas Company, the Company’s core utility subsidiary, reported net income of $21.7 million for the first quarter of fiscal 2012, compared to $21.5 million for the first quarter of fiscal 2011. The higher year-over-year earnings reflected the effect of higher infrastructure system replacement surcharge revenues and lower maintenance costs, partially offset by higher pension and benefit costs.   Laclede Gas continues to ramp-up its investment in both distribution system improvements as well as its multi-year effort to replace its major technology platforms, and capital spending for the quarter increased by approximately $2.8 million (or 18.2%) compared to last year.

Laclede Energy Resources

LER reported net income of $3.7 million for the first quarter of fiscal 2012, compared to $1.9 million for the same quarter last year.  Net economic earnings totaled $3.4 million for the first quarter of fiscal 2012, compared to $1.9 million for the same quarter last year.  The improved results reflected higher margins primarily due to lower transportation costs resulting from the renegotiation of contracts that were renewed during fiscal 2011.

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ABOUT THE LACLEDE GROUP

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group's fiscal 2012 first quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

 CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the year ended September 30, 2011, filed with the Securities and Exchange Commission.

Net Economic Earnings

This news release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”   Management also uses these non-GAAP measures internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting adjustments and other timing adjustments associated with energy-related transactions. These adjustments, which primarily impact LER, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management will also exclude from net income the after-tax costs related to acquisition, divestiture, and restructuring activities, if any.  Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

(continued)

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(Millions, except per share amounts)	Net Economic Earnings (Losses) (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (Loss) (GAAP)	Net Economic EPS (2) (Non-GAAP)	Diluted EPS (GAAP)

Quarter Ended December 31, 2011
Laclede Gas Company	$21.7	$—	$21.7	$0.97	$0.97
Laclede Energy Resources, Inc.	3.4	0.3	3.7	0.15	0.17
Other	(0.2)	—	(0.2)	(0.01)	(0.02)
Total	$24.9	$0.3	$25.2	$1.11	$1.12
Per Share Amounts (2)	$1.11	$0.01	$1.12

Quarter Ended December 31, 2010
Laclede Gas Company	$21.5	$—	$21.5	$0.96	$0.96
Laclede Energy Resources, Inc.	1.9	—	1.9	0.09	0.09
Other	—	—	—	—	—
Total	$23.4	$—	$23.4	$1.05	$1.05
Per Share Amounts (2)	$1.05	$—	$1.05

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarter ended December 31, 2011, the amount of income tax expense included in the consolidated reconciling item above is $0.2 million.

 (2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by company represent contributions to Laclede Group's consolidated EPS.

(continued)

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STATEMENTS OF CONSOLIDATED INCOME—UNAUDITED

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended December 31
	2011	2010

OPERATING REVENUES
Regulated Gas Distribution	$250,902	$277,443
Non-Regulated Gas Marketing	158,588	166,408
Other	1,423	351
Total Operating Revenues	410,913	444,202
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	146,751	173,365
Other operation expenses	37,565	34,862
Maintenance	5,308	6,140
Depreciation and amortization	10,089	9,638
Taxes, other than income taxes	14,667	15,748
Total Regulated Gas Distribution Operating Expenses	214,380	239,753
Non-Regulated Gas Marketing	152,559	163,353
Other	869	345
Total Operating Expenses	367,808	403,451
Operating Income	43,105	40,751
Other Income and (Income Deductions) - Net	1,939	1,845
Interest Charges:
Interest on long-term debt	5,739	5,942
Other interest charges	575	744
Total Interest Charges	6,314	6,686
Income Before Income Taxes	38,730	35,910
Income Tax Expense	13,556	12,541
Net Income	$25,174	$23,369

Weighted Average Number of Common Shares Outstanding:
Basic	22,193	22,041
Diluted	22,263	22,120

Basic Earnings Per Share of Common Stock	$1.13	$1.05
Diluted Earnings Per Share of Common Stock	$1.12	$1.05

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